COMPLIANCE CONSULTING AGREEMENT

THIS AGREEMENT is made as of 24th day of October, 2016, by and between The Caldwell & Orkin Funds, Inc. (the “Fund”), a Maryland corporation, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires that Ultimus perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Portfolio” and collectively as the “Portfolios”) as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1”); and

WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS.

The Fund hereby retains Ultimus to provide the services set forth below. Ultimus hereby accepts such retention to perform such services.

(a)
Ultimus will provide an individual with the requisite background and familiarity with the Federal Securities Laws (as defined in Rule 38a-1) to serve as the Chief Compliance Officer (“CCO”) and to administer the Fund’s policies and procedures adopted pursuant to Rule 38a-1, and CCO cannot be replaced by Ultimus without prior approval by a majority of the Board’s Independent Directors.

(b)
Ultimus will review and recommend changes, if necessary, to the Fund’s current written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1) by the Fund, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Fund.

(c)	The CCO shall provide at least annually, or more often as the Board of Directors of the Fund reasonably requests, a written report to the Board that addresses, at a minimum:

1.
The operation of the policies and procedures of the Fund and each investment adviser, principal underwriter, administrator, and transfer agent of the Fund, and any material changes made to those policies and procedures since the date of the last report; and

2.	Each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report.

(d)
The CCO shall, no less frequently than annually, meet separately with the Fund’s Independent Directors, and shall make himself or herself available to participate in the Fund’s quarterly meetings, and shall provide a written summary of compliance matters for the relevant quarterly period.

(e)	Beginning with the effective date of this Agreement Ultimus shall maintain the following books and records on behalf of the Fund:

1.	A copy of the Fund’s Compliance Policies and Procedures adopted by the Fund pursuant to Rule 38a-1 that are in effect, in an easily accessible place;

2.
Copies of materials provided by Ultimus to the Board of Directors in connection with their approval of any amendments to the Fund’s Compliance Policies and Procedures under Rule 38a-1, and written reports provided to the Board of Directors pursuant to paragraph Rule 38a-1 for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and

3.
Any records prepared by Ultimus documenting the Fund's annual review of the Compliance Policies and Procedures pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place.

(f)
The CCO shall cooperate with any examination or investigation and take all reasonable actions in the performance of his/her duties under this Agreement, to ensure that the necessary information is made available to the Securities and Exchange Commission or any other regulatory authority in connection with any regulatory examination or investigation of the Fund.

2.	COMPENSATION.

Ultimus shall receive $20,000 annually, per Portfolio listed on Schedule A, paid monthly, for the services to be provided under this Agreement.

3.	REIMBURSEMENT OF EXPENSES.

In addition to the fees described in Article 2, Ultimus shall be promptly reimbursed for its reasonable out-of-pocket expenses in providing services hereunder.

4.	EFFECTIVE DATE.

This Agreement shall become effective as of the date first written above.

5.	TERMINATION OF THIS AGREEMENT.

This Agreement shall continue in effect for a term of 5 years, unless terminated, without penalty, (i) by a majority of the Independent Directors of the Fund at any time upon written notice to Ultimus, or (ii) by Ultimus upon 30 days’ prior written notice if it believes the Fund is taking a position regarding compliance with Federal Securities Laws that it reasonably disagrees with and the parties fail to come to agreement on the position. Ultimus agrees that, if it terminates this Agreement pursuant to this Section 5, it will assist the Independent Directors in their search for a replacement chief compliance officer.

6.	STANDARD OF CARE.

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus’ willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

Without limiting the generality of the foregoing or any other provision of this Agreement, Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above. Ultimus may consult with counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

7.	INDEMNIFICATION.

The Fund agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Fund, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Fund shall have no obligation to indemnify or reimburse Ultimus under this Article 7 to the extent that Ultimus is reimbursed or indemnified for such Losses under any liability insurance policy described in this Agreement or otherwise although, the Fund acknowledges that any insurer or other party may be subrogated to Ultimus’ rights hereunder.

Ultimus shall not be indemnified against or held harmless from any Losses to the extent such Losses arise directly or indirectly out of Ultimus’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

8.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Fund and all such records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Fund’s demand, turn over to the Fund and cease to retain Fund files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Fund, (1) such documents and records will be copied and complete copies shall be delivered to the Fund by Ultimus as soon as reasonably practical, and (2) the original documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.

9.	INSURANCE.

The Fund shall maintain professional liability insurance coverage that covers the duties and responsibilities of the CCO (who shall be named as an officer of the Fund) in providing the services under this Agreement. The Fund shall notify Ultimus should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Fund of any material claims with respect to services performed under this Agreement, whether or not they may be covered by insurance.

10.	AMENDMENTS TO AGREEMENT.

This Agreement, or any term thereof, may be changed or waived only with the written approval of the Board of Directors of the Fund.

11.	NOTICES.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Fund, at 5185 Peachtree Parkway, Suite 370, Norcross, Georgia, Attn: Michael B. Orkin; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Mark J. Seger; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

12.	GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Ohio without giving effect to the provisions thereof relating to conflicts of law. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.	LIMITATION OF LIABILITY.

A copy of the Articles of Incorporation of the Fund is on file with the Secretary of State of Maryland, and notice is hereby given that this instrument is executed on behalf of the Board of Directors of the Fund and not individually and that the obligations of this instrument are not binding upon any of the Directors, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE CALDWELL & ORKIN FUNDS, INC

By:	/s/ Michael B. Orkin
Michael B. Orkin
Title:	President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Mark J. Seger
Mark J. Seger
Title:	President

SCHEDULE A
To the
Compliance Consulting Agreement
between
The Caldwell & Orkin Funds, Inc.
and
Ultimus Fund Solutions, LLC
Dated October 24, 2016

Fund Portfolio(s)

The Caldwell & Orkin Market Opportunity Fund